Amended and Restated Schedule A to the Guinness Atkinson Funds

Rule 12b-1 Distribution and Service Plan

Participating Funds

Alternative Energy Fund

Asia Focus Fund

China & Hong Kong Fund

Global Energy Fund

Global Innovators Fund – Investor Class

Renminbi Yuan & Bond Fund

SmartETFs Smart Transportation & Technology ETF

SmartETFs Advertising & Marketing Technology ETF

SmartETFs Asia Pacific Dividend Builder ETF

SmartETFs Dividend Builder ETF

SmartETFs Sustainable Energy II ETF